Exhibit 8

Changes in subsidiaries of Océ N.V. since the listing thereof in Océ Form 20-F for its fiscal year ended November 30, 2004

Name of subsidiaries	Jurisdiction of Incorporation of Organization	Notes
Crea Print Digitales Medienzentrum G.m.b.H.	Germany	Liquidated July 28, 2000

Szenzor Számítóközpont Kft.	Hungary	Share participation sold to third party March 8, 2002

Systèmes de Diffusion Documentaire S.A.	France	Share participation sold to third party October 1, 2002

Fendler DIGITALMEDIA G.m.b.H.	Germany	Dissolved October 16, 2002

Océ Software Services S.A.S.	France	Merged into Océ-France S.A. per December 1, 2002

Espace Graphic S.A.	France	Merged into Océ-France S.A. per December 1, 2002

Océ-Taiwan Ltd.	Taiwan	Liquidated February 7, 2003

Copifica-Servicos de Cópias, Lda	Portugal	Dissolved March 1, 2003

Arkcan Graphics Inc.	Canada	Dissolved March 31, 2003

Océ Facility Services Italia S.p.A.	Italy	Name change into Océ Business Services Italia S.p.A. per January 1, 2004

Océ-Slovenská republika s.r.o.	Slovakia	Bought on January 23, 2004

InterFace AG	Germany	Share participation sold to third party March 22, 2004

Océ Facility Services S.A.	France	Name change into Océ Business Services S.A. per May 13, 2004

Zadkine Document Activiteiten B.V.	Netherlands	Dissolved June 17, 2004

Océ-America, Inc.	USA	Established July 19, 2004

Océ Business Partner, Inc.	USA	Established July 19, 2004

Hodirex Ltd.	Thailand	Dissolved August 9, 2004

Océ-Iberia Holding Valores S.L.	Spain	Established November 24, 2004

Océ General Partnership	USA	Established November 29, 2004

Océ-Nordic Holding ApS	Denmark	Established November 30, 2004

Océ Software SRL	Romania	Established February 3, 2005